EXHIBIT 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, Brandon C. Bethards (“Executive”) and The Babcock & Wilcox Company, a Delaware corporation (the “Company”).

RECITALS:

A. Executive has been employed by the Company as President and Chief Executive Officer and has announced his intention to retire and resign from these positions effective April 19, 2012.

B. Executive has announced his intention to retire from employment with the Company, and to voluntarily resign from other positions he may hold with the Company and its “Affiliates” and “Ventures” (as each such term is defined below) other than as a member of the Board of Directors of the Company (the “Board”), such resignation and retirement to be effective May 8, 2012 (the “Date of Resignation”).

C. Executive has announced his intention to voluntarily resign from the Board, such resignation to be effective immediately prior to the Company’s 2012 annual meeting of stockholders.

D. It is reasonably anticipated by the parties that, following the Date of Resignation, the bona fide level of services Executive will perform (whether as an employee or an independent contractor) will be permanently reduced to a level that is less than 20% of the average level of bona fide services Executive performed during the thirty-six (36) months of his service immediately preceding the Date of Resignation, which shall be the date of his “separation from service” (within the meaning of Internal Revenue Code Section 409A (“Section 409A”)) for purposes of this Agreement.

E. The Company and Executive mutually desire to establish and agree upon the terms and conditions of Executive’s separation from service.

In consideration of the mutual promises and obligations set forth herein, Executive and the Company hereby agree as follows:

1. Retirement and Resignation. Executive hereby resigns from his positions as President and Chief Executive Officer of the Company, effective April 19, 2012. Executive further hereby resigns as a member of the Board, effective immediately prior to the Company’s 2012 annual meeting of stockholders, currently scheduled for May 8, 2012. Executive further hereby retires as an employee of the Company, and resigns from all other director and officer positions held with the Company and any other appointed or elected positions he may hold with the Company and its Affiliates and Ventures, effective on the Date of Resignation. Executive agrees to execute and deliver the resignation letter attached as Exhibit A and such other letters or acknowledgments as the Company may reasonably request.

2. Entitlements. Executive is entitled to receive any unpaid wages through the Date of Resignation and payment for accumulated and unused vacation as of the Date of Resignation. Executive and his qualified beneficiaries will continue to be covered by the Company’s health care arrangements until May 31, 2012, and thereafter is entitled to continue group health care coverage for himself and/or his qualified beneficiaries for up to eighteen (18) months in accordance with the requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”). Executive may elect to begin receiving benefits under (a) the Retirement Plan for Employees of Babcock & Wilcox Governmental Operations as of the first day of any month following the Date of Resignation and (b) the Restoration of Retirement Income Plan (the “Excess Plan”) beginning as of December 1, 2012 under any available annuity form of payment selected by Executive, in accordance with Section 8 of the Excess Plan. The first monthly payment of Excess Plan benefits shall include the monthly payments that would have been made for the prior six months but for the Section 409A requirements applicable to a “specified employee” (as defined for purposes of Section 409A). Executive is entitled to begin receiving benefits under The Babcock & Wilcox Company Thrift Plan at any time after the Date of Resignation under any form of payment available under that plan. Executive is also entitled to receive his vested account balance in The Babcock & Wilcox Company Supplemental Executive Retirement Plan (the “SERP”) and The Babcock & Wilcox Company Defined Contribution Restoration Plan, which shall be distributed in accordance with his elections with respect to distributions on account of separation from service, subject to the six-month delay required under Section 409A for distributions to a specified employee. Benefits payable under the SERP are subject to the forfeiture provisions set forth in Section 9.12 of the SERP. As of the date this Agreement is executed by the Company, the Company is not aware of any basis for a forfeiture of Executive’s benefits under Section 9.12 of the SERP. Executive agrees that he is not and will not be entitled to any severance or other payments or benefits under (i) the Change in Control Agreement, entered into by and among the Company, Babcock & Wilcox Investment Company and Executive, effective as of August 11, 2010, (ii) the Restructuring Transaction Retention Agreement, entered into by and between McDermott International, Inc. and the Executive, as of the December 10, 2009, or (iii) the Babcock & Wilcox Severance Plan, dated July 1, 2010.

3. Equity Awards. Executive previously received certain awards (the “Awards”) under the The Babcock & Wilcox Company Long Term Incentive Plan (the “LTIP”). In consideration of the consulting services provided by Executive pursuant to Paragraph 5 of this Agreement, and of the covenants to which Executive has agreed as described in Paragraphs 6, 7, 8 and 9 and elsewhere in this Agreement, and conditioned upon Executive signing, delivering to the Company the resignation letter and release agreement attached as Exhibit A and Exhibit B, respectively, on the Date of Resignation, and not revoking the release agreement in accordance with the terms thereof, and otherwise subject to the provisions of this Agreement, Executive’s (a) outstanding unvested Awards which are scheduled to vest in accordance with their terms through March 31, 2013 as set forth on Exhibit C hereto shall remain in full force and effect during the period from the Date of Resignation through March 31, 2013, and such Awards shall become vested and payable in accordance with the terms of the LTIP and the applicable grant agreements, as amended by this Paragraph 3 and (b) outstanding 2011 Performance Share Grant Agreement shall remain in full force and effect after the Date of Resignation with respect to 33.81% of the Initial Performance Shares (as defined in the 2011 Performance Share Grant Agreement) as set forth on Exhibit C hereto and such Award shall become vested and payable in accordance with the terms of the LTIP and the 2011 Performance Share Grant Agreement, as

amended by this Paragraph 3. All other outstanding unvested Awards (i.e., those Awards not scheduled to vest through March 31, 2013 other than those referenced above in respect of the 2011 Performance Share Grant Agreement) shall be forfeited upon the Date of Resignation. For the avoidance of doubt, the Awards and expected vesting through March 31, 2013, assuming Executive complies with the terms of this Agreement, are set forth on Exhibit C.

4. Additional Payments and Benefits Provided by the Company. In further consideration of the consulting services provided by Executive pursuant to Paragraph 5 of this Agreement, and of the covenants to which Executive has agreed as described in Paragraphs 6, 7, 8 and 9 and elsewhere in this Agreement, and conditioned upon Executive signing, delivering to the Company the resignation letter and release agreement attached as Exhibit A and Exhibit B, respectively, on the Date of Resignation, and not revoking the release agreement in accordance with the terms thereof:

(a) The Company will pay Executive additional payments equal to the gross amount of $1,880,750.00 (One Million Eight Hundred Eighty Thousand Seven Hundred and Fifty Dollars), which shall be paid in twelve equal installments of $156,729.17 (One Hundred Fifty Six Thousand Seven Hundred and Twenty-Nine Dollars and Seventeen Cents) less applicable income and employment tax withholding. The first installment shall be paid on May 15, 2012, the second installment shall be paid on June 15, 2012 and thereafter payments shall be made on the 15th of each month beginning on July 15, 2012 and ending on April 15, 2013. Each installment shall be treated as a separate payment for Section 409A purposes. Any right to receive a bonus attributable to fiscal year 2012 service under The Babcock & Wilcox Company Executive Incentive Compensation Plan (the “EICP”) is forfeited on the Date of Resignation pursuant to the terms of the EICP.

(b) Provided Executive elects and maintains COBRA coverage for the eighteen (18)-month COBRA period commencing June 2012, the Company will permit Executive and Executive’s qualified COBRA beneficiaries to continue to be covered under the Company’s group health plan for up to an additional eighteen (18) months, commencing with December 2013, provided Executive pays the full then-applicable COBRA premium each month.

(c) The Company will pay for Executive’s continued financial planning benefit with AYCO for twenty-four (24) months following the Date of Resignation.

(d) All of the payments and benefits described in subparagraphs (a), (b) and (c) of this Paragraph 4 are subject to the provisions of Paragraph 11 of this Agreement.

5. Consulting Services.

(a) Description of Services and Cooperation. In consideration of the payments and benefits provided by the Company pursuant to Paragraphs 3 and 4 of this Agreement, during the twelve (12)–month period beginning on May 8, 2012 and ending on May 7, 2013 (the “Consulting Period”), Executive shall serve as a special consultant furnishing advice, consultation and related services including but not limited to providing: (i) advice and counsel related to the transition of the Chief Executive Officer role from Executive to his successor, (ii) input on organizational structure and key personnel, (iii) advice and counsel on project issues as they arise, and (iv) input on key client and business partner issues as requested. Executive shall also provide such cooperation and consulting and advisory services as the Company may request with respect to matters in which he was involved during his employment with the Company and similar matters arising in the ordinary course of business. Additionally, the Company or its Affiliates may request Executive’s assistance with respect to matters outside the ordinary course of business; provided that any such request shall be subject to mutually acceptable terms and conditions. It is expressly understood and agreed by the parties that the level of consulting services provided by Executive hereunder is reasonably anticipated to be less than 20% of the level of services he performed over the 36-month period ending on the Date of Resignation

(b) Status. During the Consulting Period, Executive shall be an independent contractor and shall not be an employee of the Company. The Company shall not be entitled to exercise supervision over the details or methods of performance by Executive hereunder or to require adherence to specific procedures in performing services hereunder. Except as provided herein, Executive shall not be subject to rules or regulations applicable to Company’s employees or any established work schedule or routine or other supervision of or direction by Company, as to hours worked or otherwise, provided, however, that all services rendered hereunder shall be so rendered to the satisfaction of the Company. Executive shall have no authority to obligate the Company to any agreement or to exercise any supervision or direction over the Company’s employees. Since Executive is not an employee of the Company, he is not entitled to participate in any of the Company’s employee benefit plans, programs or arrangements, provided, however, any payments or benefits that he may be entitled to as a result of this Agreement and previous employment with the Company shall continue uninterrupted in accordance with the terms and conditions of this Agreement and each respective benefit plan or arrangement.

(c) Security and Non-Disclosure of Information. Executive shall be responsible for, compliance with governmental laws and regulations applicable to the procurement, utilization or production of information in connection with the furnishing of services hereunder. Executive also acknowledges that applicable securities laws prohibit the trading of Company securities while in possession of any material non-public information, including information concerning the financial condition, results of operations, business or prospects of the Company.

(d) Code of Business Conduct and Laws. Executive expressly acknowledges that he has received and reviewed the most recent Code of Business Conduct of The Babcock & Wilcox Company and Executive will conform his activities undertaken for or on behalf of the Company pursuant to this Paragraph 5 consistent with the principles of the highest ethical behavior as described therein. Executive will comply with all applicable laws and regulations in the course of his activities on the Company’s behalf.

(e) Indemnity. Company agrees to protect, hold harmless, defend, and indemnify Executive from and against any and all claims, suits, and demands, of any kind whatsoever, by whomsoever asserted, as a result of, or arising from, the consulting activities of Executive under this Agreement; provided however that the Company shall have no liability or responsibility under this provision for any such claim, suit, or demand resulting from the gross negligence or intentional misconduct of Executive, or from the breach, by Executive, of any provision of this Agreement.

6. Release of Claims.

(a) In consideration of the foregoing, the adequacy of which is hereby expressly acknowledged, Executive hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the “Releasees,” as defined below, from any and every action, cause of action, complaint, claim, demand, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that he has, may have or may be entitled to from or against the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, which arises directly or indirectly out of, or is based on or related in any way to Executive’s employment with or termination of employment from the Company, its predecessors, successors and assigns and past, present and future Affiliates (as defined in Paragraph 7 below), subsidiaries, divisions and parent corporations, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Releasees (together, the “Released Claims”); provided, however, that this release does not apply to any claims solely and specifically (i) arising after the date this Agreement is executed, (ii) for indemnification (including, without limitation, under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company, its Affiliates (as defined below) or Executive in his capacity as an employee or a former officer or director of the Company or its Affiliates (it being agreed by the Company that Executive shall continue to be entitled to such indemnification (A) in respect of the period prior to the Date of Resignation, and (B) in respect of services requested by the Company and provided by Executive during the Consulting Period in accordance with the terms and conditions set forth in this Agreement), (iii) arising from any breach or failure to perform this Agreement, or (iv) that cannot be waived by law. For the sake of clarity, this Paragraph 6 shall not operate to deny Executive of any rights to coverage under the Company’s directors and officers liability and insurance policy, as in effect from time to time, to which he would otherwise be entitled.

(b) The parties intend this release to cover any and all Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Releasees, and/or by any acts or omissions of any of the Releasees’ agents or employees or former agents or employees and/or whether arising under any state or federal statute, including but not limited to state employment discrimination laws, all federal discrimination laws, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, all local laws and ordinances and/or common law, without exception. As such, it is expressly acknowledged and agreed that this release is a general release, representing a full and complete disposition and satisfaction of all of the Releasees’ real or alleged waivable legal obligations to Executive with the specific exceptions noted above. The term “Releasees” means the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations and all their respective past, present and future officers, directors, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities.

(c) Executive expressly agrees that neither he nor any person acting on his behalf will file or permit to be filed any action for legal or equitable relief against the Releasees involving any matter related in any way to his employment with, or termination from employment with the Company, its predecessors, successors, assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations, including the matters covered by the Released Claims. In the event that such an action is filed, Executive agrees that the Releasees are entitled to legal and equitable remedies against him, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing two sentences shall not apply to any charge filed by Executive with the Equal Employment Opportunity Commission, any action for a claim arising after the date this Agreement is executed, any action for indemnification arising in connection with an action instituted by a third party against the Company, its Affiliates or Executive in his capacity as an employee or former officer or director of the Company or its Affiliates or any action filed by Executive that is narrowly limited to seeking a determination as to the validity of the provisions of this Paragraph 6 or to enforce the terms of this Agreement. Should Executive file a charge with the Equal Employment Opportunity Commission or should any governmental entity, agency, or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Executive agrees not to seek or accept any resulting relief whatsoever.

(d) Executive represents and warrants that as of the date of his execution of this Agreement he has no knowledge of any unlawful activity by himself, the Company, the Releasees, the Affiliates or the Ventures (as defined below).

7. Confidentiality and Non-Disclosure. Executive acknowledges that the Company and/or its Affiliates or Ventures have previously provided him with Confidential Information and may provide him with Confidential Information during the Consulting Period, and that the unauthorized disclosure of such Confidential Information will result in irreparable harm to the Company and/or its Affiliates or Ventures. Executive further acknowledges that the preservation and protection of Confidential Information is an essential part of his consulting with the Company and that he has a duty of fidelity and trust to the Company, its Affiliates and/or Ventures in handling Confidential Information. Executive shall not disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information. For purposes of this Agreement, the term “Affiliate” means an affiliate of the Company within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, the term “Venture” means an entity in which the Company or an Affiliate has a management or voting interest, and the term “Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or Ventures, or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates or Ventures, which information, data or knowledge has commercial value in the business in which the Company or any of its Affiliates or Ventures is engaged, except such information, data or knowledge that (a) becomes generally available to the public other than as a result of a violation of the terms of this Agreement, (b) is authorized by notice in writing from the Company for release by Executive, or (c) is required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).

8. Undertakings By Executive. Executive agrees that he will immediately deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property, in whatever medium stored (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, regardless of whether such items were prepared by Executive, and any credit cards, keys, access cards, calling cards, computer equipment and software, telephone, facsimile or other property of the Company, or any Affiliate or Venture. At the termination of the Consulting Period for any reason, all documents or other information containing or referring to Confidential Information of the Company, its Affiliates and/or Ventures as may be in Executive’s possession, or over which he may have control, and all other documents, data, records, materials, notes, reports and any other property of the Company, its Affiliates and/or Ventures retained or provided to or developed by Executive in connection with his performance of consulting services, whether or not prepared by Executive, shall be returned to the Company immediately, with no request being required (and Executive shall not retain, recreate or deliver to anyone else such information). Executive agrees that all inventions, discovery or improvements (whether patentable or not) made or conceived by Executive are and will remain the sole property of the Company, and Executive further agrees to assist the Company in obtaining patents in the Company’s name covering any such inventions, discoveries or improvements.

9. Non-Solicitation And Non-Competition.

(a) In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that for the twelve (12)-month period following the Date of Resignation he shall not, without the prior written consent of the Company, directly or indirectly, (i) induce, entice or solicit (or attempt to induce, entice or solicit) any person who is an employee of the Company or any of its Affiliates or Ventures to leave the employment of the Company or any of its Affiliates or Ventures, (ii) solicit or attempt to solicit the business of any acquisition prospect of the Company or any of its Affiliates or Ventures with whom Executive had any actual contact while employed by the Company or any of its Affiliates, or (iii) hire, engage, employ or assist any third party in hiring, engaging or employing any person who is at such time (or was at any time within six (6) months prior to the date of such employment or engagement) employed or engaged by the Company or any of its Affiliates or Ventures as an employee, agent, representative, consultant or independent contractor to perform any work or render any service similar or related to that provided by such person to the Company or any of its Affiliates or Ventures. The provisions of this Paragraph 9(a) shall not prohibit Executive from speaking with persons who respond to general advertisements or who contact a business with which Executive is affiliated through an independent recruiting firm that has not been directed to solicit interest from any person who is an employee of the Company, any of its Affiliates or Ventures.

(b) In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that for the twelve (12)-month period following the Date of Resignation he will not, without the prior written consent of the Company (which consent may be granted or withheld in the Company’s sole discretion), acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or an Affiliate or accept employment with or render services to such business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company or an Affiliate.

(c) In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that for the twelve (12)-month period following the Date of Resignation he will not perform any act, engage in any conduct or course of action or make or publish any adverse or untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company, the Releasees, an Affiliate or a Venture; provided, however, the foregoing restrictions in this Paragraph 9(c) shall not apply to any factual statements or other circumstances which are generally known to the public.

(d) The restrictions contained in subparagraphs (a) and (b) of this Paragraph 9 are limited to a 50-mile radius around any geographical area in which the Company or an Affiliate or a Venture engages (or has definite plans to engage) in operations or the marketing of its products or services on the Date of Resignation.

(e) Executive acknowledges that he has received valuable consideration from the Company as provided in this Agreement for the covenants and undertakings set forth in Paragraphs 7, 8 and 9, that the consideration provided by the Company gives rise to an interest of the Company and its Affiliates and Ventures in restraining Executive from engaging in the conduct described in Paragraphs 7, 8 and 9 of this Agreement and that the restrictive covenants and undertakings are designed to enforce Executive’s consideration or return promises under this Agreement. Additionally, Executive acknowledges that the restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the Company’s relationship with its customers, goodwill or other legitimate business interests of the Company and its Affiliates and Ventures, including, but not limited to, the Company’s and its Affiliates’ and Ventures’ need to protect their Confidential Information. The Company may notify any person or entity employing or contracting with Executive or evidencing an intention of employing or contracting with Executive of the existence and provisions of this Agreement.

10. Enforcement of Covenants and Undertakings. In the event the Company determines in good faith that Executive has breached any term of Paragraph 5, 7, 8 or 9 of this Agreement, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of competent jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate, or (c) posting any bond with respect thereto) against Executive prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.

11. Repayment and Forfeiture. Executive agrees that in the event that he (a) materially breaches any term of Paragraph 5, 7, 8 or 9 of this Agreement and, in the event such breach can be cured, such breach has not been cured by Executive within fifteen (15) days after receipt by the Executive of written notice thereof from the Company, or (b) challenges the validity of all or any part of Paragraphs 5, 7, 8 or 9 and all or any part of Paragraph 5, 7, 8 or 9 is found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, in addition to any other remedies at law or in equity the Company may have available to it, (i) the Company shall not be obligated to make any further payments or provide any benefits specified in Paragraphs 3 or 4 of this Agreement to or on behalf of Executive (other than payments that would constitute deferred compensation, not eligible for exemption, under Section 409A) and (ii) any Awards that vested or may vest following the Date of Resignation pursuant to Paragraph 3 of this Agreement shall be forfeited and, if applicable, Executive shall repay the proceeds thereof to the Company. For the avoidance of doubt, the foregoing provisions of this Paragraph 11 shall not apply to any Awards that would have vested or survived on or following the Date of Resignation without application of Paragraph 3 of this Agreement, and any repayment and/or forfeiture provisions in any of the Company’s underlying plan documents or other Company policies shall continue in full force and effect, and Executive is not aware of any facts or circumstances that would trigger the repayment and/or forfeiture provisions in any such plan documents or Company policies. In the event that legal action is taken by the Executive or the Company to enforce this Agreement, the prevailing party shall be entitled to attorney’s fees.

12. Timing and Consultation with Counsel. Executive acknowledges that he has been given a reasonable period of time within which to consider this Agreement and has been advised to discuss the terms of this Agreement with legal counsel. Executive acknowledges that this Agreement was offered to him on March 31, 2012, that he was advised that (a) it could be executed at any time prior to April 23, 2012 (the “Consideration Period”), and (b) if accepted, this Agreement could be revoked by Executive, in writing, for up to seven (7) days following the date of such acceptance by delivering such written revocation to James D. Canafax at 13024 Ballantyne Corporate Place, Charlotte, NC 28277 prior to 5:00 p.m., eastern time, on the seventh day following acceptance. No modification to this Agreement will restart the Consideration Period. Based upon his review and consultation with legal counsel of his choice, Executive acknowledges that he fully and completely understands and accepts the terms of this Agreement and enters into it freely, voluntarily and of his own free will. This Agreement will not be effective or enforceable until both parties have signed it and the seven (7) day revocation period has expired with no revocation by Executive taking place.

13. Miscellaneous Provisions.

(a) Failure on the part of the Company or Executive at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of either party’s obligations in respect thereof, or of either party’s right hereunder to require strict compliance therewith in the future.

(b) The obligations set forth in this Agreement are severable and divisible, and the unenforceability of any clause or portion thereof shall not affect the enforceability of the remainder of such clause or of any other obligation contained herein.

(c) Executive acknowledges that other than the Company’s obligation to withhold applicable income and/or employment taxes he is solely responsible for any and all taxes, interest and penalties that may be imposed with respect to the payments and benefits provided under this Agreement. The Company encourages Executive to obtain independent legal advice with respect to the tax consequences of this Agreement.

(d) The Company represents that this Agreement is intended to comply with the requirements of Section 409A, including certain exemptions thereto. The parties agree that this Agreement shall be construed and interpreted in a manner consistent with such intent. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

(e) In consideration of the covenants and agreements of Executive herein, the sufficiency of which is expressly acknowledged, the Company agrees that for the twelve (12) month period following the Date of Resignation its elected officers and directors will not perform any act, engage in any conduct or course of action or make or publish any adverse or untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of Executive; provided, however, the foregoing restrictions in this Paragraph 13(e) shall not apply to any factual statements or other circumstances which are generally known to the public. The foregoing restriction shall not apply to any action taken by the Company pursuant to Paragraph 9, 10 or 11 of this Agreement.

(f) Captions contained in this Agreement are for reference purposes only, and are not intended by either party to describe, interpret, define, broaden or limit the scope, extent or intent of this Agreement or any of its provisions.

14. Entire Agreement. Executive and the Company agree and acknowledge that this Agreement contains and comprises the entire agreement and understanding between the parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the parties are embodied and expressed in this Agreement, provided that the Awards and applicable grant agreements will remain in full force and effect as amended by this Agreement. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Executive and a duly authorized agent of the Company. The parties to this Agreement further agree that this Agreement shall be binding on and inure to the benefit of Executive, the Company, the Company’s successors, assigns, the Releasees, the Affiliates and the Ventures, each as defined in this Agreement. Any other agreements or understandings between the parties, whether written or oral, are hereby null and void.

15. Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of North Carolina, but without giving effect to the principles of conflict of laws of such State. The parties agree that venue and jurisdiction for any litigation arising out of or related to this Agreement or regarding the validity of this Agreement shall lie with a court of competent jurisdiction in Charlotte, North Carolina.

I HAVE READ THE FOREGOING SEPARATION AND CONSULTING AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date:	April 5, 2012	By:	/s/ Brandon C. Bethards
Brandon C. Bethards

Before me, a Notary Public in and for Mecklenburg County, North Carolina, personally appeared the above-named Mr. Bethards, who acknowledged that he did sign the foregoing instrument, and that the same is his free act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Charlotte, NC, this 5th day of April, 2012.

/s/ Wendy A. Walters
NOTARY PUBLIC

The Babcock & Wilcox Company

Date:	April 5, 2012	By:	/s/ James D. Canafax
James D. Canafax
Senior Vice President and General Counsel

Before me, a Notary Public in and for Mecklenburg County, North Carolina, personally appeared the above-named The Babcock & Wilcox Company through James D. Canafax, its SR. Vice President & General Counsel, who acknowledged that s/he did sign the foregoing instrument for and on behalf of The Babcock & Wilcox Company, and that the same is the free act and deed of The Babcock & Wilcox Company and the free act and deed of such officer as its agent.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Charlotte, NC, this 5th day of April, 2012.

/s/ Wendy A. Walters
NOTARY PUBLIC Wendy A. Walters My Commission Expires 8/31/2013

EXHIBIT A

Form of Resignation Letter

BRANDON C. BETHARDS

May 8, 2012

The Babcock & Wilcox Company

13024 Ballantyne Corporate Place

Charlotte, NC 28277

To Whom It May Concern:

Please accept this letter as confirmation of my (a) retirement as an employee of The Babcock & Wilcox Company (the “Company”), effective at the open of business today, and (b) resignation as a director of the Company, effective immediately prior to the 2012 annual meeting of stockholders held earlier today.

Additionally, I hereby confirm my resignation from all other director and officer positions I hold with the Company and its subsidiaries and affiliates, effective at the open of business on April 19, 2012.

Sincerely,

Brandon C. Bethards

EXHIBIT B

Form of Release Agreement

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, Brandon C. Bethards (“Executive”) and The Babcock & Wilcox Company, a Delaware corporation (the “Company”).

RECITALS:

1. Reference is made to the Separation and Consulting Agreement, dated April      , 2012 (the “Separation Agreement”), by and between the Company and Executive.

2. Delivery of this Agreement by Executive is a condition to Executive’s right to receive certain payments and benefits under the Separation Agreement.

3. Capitalized terms used and not defined herein shall have the meanings given to them in the Separation Agreement.

In consideration of the mutual promises and obligations set forth herein and in the Separation Agreement, Executive and the Company hereby agree as follows:

(a) In consideration of the benefits provided by the Separation Agreement, the adequacy of which is hereby expressly acknowledged, Executive hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the Releasees from any and every action, cause of action, complaint, claim, demand, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that he has, may have or may be entitled to from or against the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, which arises directly or indirectly out of, or is based on or related in any way to Executive’s employment with or termination of employment from the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Releasees (together, the “Released Claims”); provided, however, that this release does not apply to any claims solely and specifically (i) arising after the date this Agreement is executed, (ii) for indemnification (including, without limitation, under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company, its Affiliates or Executive in his capacity as an employee or a former officer or director of the Company or its Affiliates (it being agreed by the Company that Executive shall continue to be entitled to such indemnification (A) in respect of the period prior to the Date of Resignation, and (B) in respect of services requested by the Company and provided by Executive during the Consulting Period in accordance with the terms and conditions set forth in the Separation Agreement), (iii) arising from any breach or failure to perform the Separation Agreement, or (iv) that cannot be waived by law. For the sake of clarity, this Paragraph (a) shall not operate to deny Executive of any rights to coverage under the Company’s directors and officers liability and insurance policy, as in effect from time to time, to which he would otherwise be entitled.

(b) The parties intend this release to cover any and all Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Releasees, and/or by any acts or omissions of any of the Releasees’ agents or employees or former agents or employees and/or whether arising under any state or federal statute, including but not limited to state employment discrimination laws, all federal discrimination laws, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, all local laws and ordinances and/or common law, without exception. As such, it is expressly acknowledged and agreed that this release is a general release, representing a full and complete disposition and satisfaction of all of the Releasees’ real or alleged waivable legal obligations to Executive with the specific exceptions noted above.

(c) The release set forth in Paragraph (a) includes a release of any claims Executive may have under the Age Discrimination in Employment Act (“ADEA”) against the Releasees that may have existed on or prior to the date Executive signs this Agreement. The ADEA is a federal statute that prohibits discrimination on the basis of age. By signing this Agreement, Executive understands that he is waiving any and all claims arising under the ADEA that Executive may have against the Releasees up to the date Executive signs this Agreement. Executive understands that any claims under the ADEA that may arise after he signs this Agreement are not waived. Executive acknowledges that he is receiving consideration for the waiver of any and all claims under the ADEA in addition to anything of value to which he is already entitled.

(d) Executive acknowledges that, at his option, he had twenty-one (21) calendar days from the date this Agreement was first presented to him to consider this Agreement. By signing this Agreement, Executive agrees that the Company advised him in writing to consult with an attorney. Executive has seven (7) calendar days following the date upon which he executes this Agreement within which to revoke the release set forth in Paragraphs (a) and (b) of this Agreement (“Revocation Period”) by providing a written notice of his revocation by delivering such written revocation to James D. Canafax at 13024 Ballantyne Corporate Place, Charlotte, NC 28277 prior to the end of the seventh day following acceptance. This Agreement does not become effective or enforceable until the Revocation Period has expired.

(e) Executive expressly agrees that neither he nor any person acting on his behalf will file or permit to be filed any action for legal or equitable relief against the Releasees involving any matter related in any way to his employment with, or termination from employment with the Company, its predecessors, successors, assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations, including the matters covered by the Released Claims. In the event that such an action is filed, Executive agrees that the Releasees are entitled to legal and equitable remedies against him, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing two sentences shall not apply to any charge filed by Executive with the Equal Employment Opportunity Commission, any action for a claim arising after the date this Agreement is executed, any action for indemnification arising in connection with an action instituted by a third party against the Company, its Affiliates or Executive in his capacity as an employee or former officer or director of the Company or its Affiliates or any action filed by Executive that is narrowly limited to seeking a determination as to the validity of the provisions of Paragraph 6 of the Separation Agreement or this Agreement or to enforce the terms of the Separation Agreement. Should Executive file a charge with the Equal Employment Opportunity Commission or should any governmental entity, agency, or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Executive agrees not to seek or accept any resulting relief whatsoever.

(f) Executive represents and warrants that as of the date of his execution of this Agreement he has no knowledge of any unlawful activity by himself, the Company, the Releasees, the Affiliates or the Ventures.

I HAVE READ THE FOREGOING RELEASE AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date:	By:
Brandon C. Bethards

The Babcock & Wilcox Company

Date:	By:

EXHIBIT C

Equity Awards

Stock Options

Award Date	Exercise Price	No. of Options Granted	No. of Options Unvested as of 5/8/2012	No. of Options Scheduled to Vest in March 2013	No. of Options Vesting in May 2012 (per 60/10 rules)	Balance of Options Vesting in March 2013	Total No. of Options Vesting
3/4/2010	$24.55	75,496	25,165	25,165	12,583	12,583	25,165
3/4/2011	$34.55	82,911	55,274	27,637	13,819	13,819	27,637
3/5/2012	$26.59	90,579	90,579	30,193	0	30,193	30,193

							82,995

RSUs

Award Date	No. of RSUs Granted	No. of RSUs Unvested as of 5/8/2012	No. of RSUs Scheduled to Vest in March 2013 (regular)	No. of RSUs Scheduled to Vest in March 2013 (per 60/10 rules)	Total No. of RSUs Vesting
3/4/2010	50,915	16,972	16,972	N/A	16,972
3/4/2011	26,241	13,120	4,373	4,374	8,747
3/5/2012	35,034	35,034	11,678	5,839	17,517
					43,236

Performance Shares

Award Date	No. of Performance Shares Granted	No. of Performance Shares Unvested as of 5/8/2012	No. of PSs Scheduled to Vest in March 2013 (regular)	No. of PSs Scheduled to Vest in May 2012 (per original 60/10 rules)	Additional No. of PSs Scheduled to Vest in May 2012 (per modified 60/10 rules)*	Total No. of Performance Shares Vesting*
3/4/2011	51,679	51,679	N/A	12,920	4,553	17,473
3/5/2012	75,901	75,901	N/A	N/A	N/A	N/A
						17,473

*	Represents the number of Initial Performance Shares that remain in effect and will be paid, as modified by Paragraph 3 of the Separation and Consulting Agreement with respect to the 3/4/2011 award to increase the number of performance shares that will remain in effect from 25% of the Initial Performance Shares to 33.81% of the Initial Performance Shares, for Retirement on or after the first anniversary of the Date of Grant but prior to the second anniversary, subject to the applicable performance results.